Exhibit 99.2

COMPUTER NETWORK TECHNOLOGY CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	January 31,

	2005	2004

Assets
Current assets:
Cash and cash equivalents	$32,481	$75,267
Marketable securities	21,728	2,069
Receivables, net	96,327	101,748
Inventories	29,871	29,976
Other current assets	5,348	4,400

Total current assets	185,755	213,460

Property and equipment, net	40,056	40,313
Field support spares, net	10,022	11,951
Deferred tax asset	185	872
Interest rate swap	—	179
Goodwill	31,769	105,203
Other intangibles, net	15,722	33,225
Other assets	12,079	9,290

	$295,588	$414,493

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$36,459	$47,696
Accrued liabilities	33,714	43,733
Deferred revenue	53,219	48,991
Current installments of obligations under capital lease	3,092	1,619

Total current liabilities	126,484	142,039

Convertible subordinated debt	123,563	125,179
Interest rate swap	787	—
Obligations under capital lease, less current installments	4,952	4,468

Total liabilities	255,786	271,686

Shareholders’ equity:
Undesignated preferred stock, authorized 965 shares; none issued and outstanding	—	—
Series A junior participating preferred stock, authorized 40 shares; none issued and outstanding	—	—
Common stock, $.01 par value; authorized 100,000 shares; issued and outstanding 29,487 at January 31, 2005, and 27,501 at January 31, 2004	295	275
Additional paid-in capital	199,380	187,652
Unearned compensation	(5,461)	(319)
Accumulated deficit	(157,603)	(46,999)
Accumulated other comprehensive income	3,191	2,198

Total shareholders’ equity	39,802	142,807

	$295,588	$414,493

See accompanying notes to consolidated financial statements

COMPUTER NETWORK TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Years Ended January 31,

	2005	2004	2003

Revenue:
Product sales	$237,410	$239,839	$145,355
Service fees	128,892	114,878	66,160

Total revenue	366,302	354,717	211,515

Cost of revenue:
Cost of product sales	142,979	143,992	89,110
Cost of service fees	76,421	65,650	38,210
Impairment-developed technology	11,198	—	—

Total cost of revenue	230,598	209,642	127,320

Gross profit	135,704	145,075	84,195

Operating expenses:
Sales and marketing	97,570	87,664	57,849
Engineering and development	51,664	42,719	26,872
General and administrative	17,088	16,073	10,694
In-process research and development	—	19,706	—
Impairment-trademark	911	—	—
Impairment-goodwill	73,317	204	—
Restructuring charge	—	—	1,666

Total operating expenses	240,550	166,366	97,081

Loss from operations	(104,846)	(21,291)	(12,886)

Other income (expense):
Write-down of investment	—	—	(1,000)
Net gain on sale of marketable securities	—	747	—
Interest income	1,246	1,609	6,183
Interest expense	(4,384)	(4,435)	(4,326)
Other, net	305	411	12

Other income (expense), net	(2,833)	(1,668)	869

Loss from continuing operations before income taxes	(107,679)	(22,959)	(12,017)
Provision for income taxes	2,237	625	16,527

Loss from continuing operations	(109,916)	(23,584)	(28,544)

Income (loss) from discontinued operations, net of tax	(688)	(469)	207

Net loss before cumulative effect of change in accounting principle	(110,604)	(24,053)	(28,337)
Cumulative effect of change in accounting principle	—	—	(10,068)

Net loss	$(110,604)	$(24,053)	$(38,405)

Basic and diluted loss per share:
Continuing operations	$(3.93)	$(0.87)	$(1.02)

Discontinued operations	$(0.02)	$(0.02)	$0.01

Cumulative effect of change in accounting principle	$—	$—	$(0.36)

Net loss	$(3.95)	$(0.89)	$(1.37)

Shares	27,981	27,116	28,111

See accompanying notes to consolidated financial statements

COMPUTER NETWORK TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(in thousands)

					Retained	Accumulated
	Common Stock		Additional		Earnings	Other
			Paid-In	Unearned	(Accumulated	Comprehensive
	Shares	Amount	Capital	Compensation	Deficit)	Income (Loss)	Total

Balance, January 31, 2002	30,383	$304	$202,996	$(1,232)	$15,459	$(884)	$216,643

Shares issued pursuant to the employee stock purchase plan, restricted stock and exercise of stock options	583	5	3,124	(165)	—	—	2,964
Repurchase of common stock	(4,045)	(40)	(32,165)	—	—	—	(32,205)
Compensation expense	—	—	—	722	—	—	722
Comprehensive loss:
Net loss	—	—	—	—	(38,405)	—	(38,405)
Unrealized gain on marketable securities, net of tax effect of $266	—	—	—	—	—	393	393
Translation adjustment, net of tax effect of $0	—	—	—	—	—	1,519	1,519

Total comprehensive loss	—	—	—	—	—	—	(36,493)

Balance, January 31, 2003	26,921	$269	$173,955	$(675)	$(22,946)	$1,028	$151,631

Shares issued pursuant to the employee stock purchase plan, restricted stock and exercise of stock options	580	6	3,411	(147)	—	—	3,270
Conversion of Inrange options	—	—	10,286	—	—	—	10,286
Compensation expense	—	—	—	503	—	—	503
Comprehensive loss:
Net loss	—	—	—	—	(24,053)	—	(24,053)
Unrealized loss on marketable securities, net of tax effect of $277	—	—	—	—	—	(444)	(444)
Realized gain on marketable securities, net of tax effect of $288	—	—	—	—	—	(459)	(459)
Translation adjustment, net of tax effect of $0	—	—	—	—	—	2,073	2,073

Total comprehensive loss	—	—	—	—	—	—	(22,883)

Balance, January 31, 2004	27,501	$275	$187,652	$(319)	$(46,999)	$2,198	$142,807

Shares issued pursuant to the employee stock purchase plan, restricted stock and exercise of stock options	1,286	13	8,767	(6,107)	—	—	2,673
Shares issued for BI-Tech earn out	700	7	2,961	—	—	—	2,968
Compensation expense	—	—	—	965	—	—	965
Comprehensive loss:
Net loss	—	—	—	—	(110,604)	—	(110,604)
Unrealized loss on marketable securities, net of tax effect of $0	—	—	—	—	—	(281)	(281)
Translation adjustment, net of tax effect of $0	—	—	—	—	—	1,274	1,274

Total comprehensive loss	—	—	—	—	—	—	(109,611)

Balance, January 31, 2005	29,487	$295	$199,380	$(5,461)	$(157,603)	$3,191	$39,802

See accompanying notes to consolidated financial statements

COMPUTER NETWORK TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended January 31,

	2005	2004	2003

Operating Activities:
Net loss	$(110,604)	$(24,053)	$(38,405)
Adjustments to reconcile net (loss) to net cash provided by (used in) operating activities:
Cumulative effect of change in accounting principle	—	—	10,068
Discontinued operations	688	469	(207)
Depreciation and amortization	29,735	25,132	15,868
Compensation expense	1,292	503	722
In-process research and development charge	—	19,706	—
Marketable securities impairment	181	—	—
Impairment of goodwill and other intangibles	85,426	204	—
Net gain on repurchase of convertible subordinated debt	(141)	—	—
Net gain on sale of marketable securities	—	(747)	—
Write-down of investment	—	—	1,000
Change in deferred taxes	687	(773)	16,077
Changes in operating assets and liabilities, net of acquisitions:
Receivables	5,625	(9,342)	1,714
Inventories	590	6,151	7,370
Other current assets	(715)	3,322	2,020
Accounts payable	(11,237)	20,019	(2,110)
Accrued liabilities	(5,219)	(13,557)	(2,670)
Deferred revenue	4,228	6,774	5,875

Net cash provided by continuing operations	536	33,808	17,322
Net cash provided by (used in) discontinued operations	(688)	(469)	207

Cash provided by (used in) operating activities	(152)	33,339	17,529

Investing Activities:
Additions to property and equipment	(14,303)	(7,599)	(6,878)
Additions to field support spares	(5,917)	(2,719)	(5,486)
Acquisition of BI-Tech, net of cash acquired	(840)	(3,868)	(7,723)
Acquisition of Inrange, net of cash acquired	—	(152,785)	—
Purchase of marketable securities	(187,017)	(106,584)	(163,860)
Proceeds from redemption of marketable securities	167,358	214,787	136,988
Other assets	(3,472)	(1,714)	695

Cash used in investing activities	(44,191)	(60,482)	(46,264)

Financing Activities:
Net proceeds from issuance of convertible subordinated debt	—	—	121,559
Repurchase of convertible subordinated debt	(509)	—	—
Payments for repurchases of common stock	—	—	(32,205)
Proceeds from issuance of common stock	2,346	3,270	2,964
Repayments of obligations under capital leases	(888)	(1,333)	(1,523)

Cash provided by financing activities	949	1,937	90,795

Effects of exchange rate changes	608	2,132	1,879

Net increase (decrease) in cash and cash equivalents	(42,786)	(23,074)	63,939
Cash and cash equivalents — beginning of year	75,267	98,341	34,402

Cash and cash equivalents — end of year	$32,481	$75,267	$98,341

See accompanying notes to consolidated financial statements

COMPUTER NETWORK TECHNOLOGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
January 31, 2005, 2004 and 2003
(tabular amounts in thousands except per share data)

(1)	Summary of Significant Accounting Policies
Description of Business
      Computer Network Technology Corporation (the Company) is a leading provider of end-to-end storage solutions, related consulting and integration services, and managed services in the high-performance storage networking market.
Discontinued Operations
      In connection with the acquisition of Inrange, the Company acquired a non-complimentary business focused on enterprise resource planning (ERP) consulting services. In April 2004, the company sold substantially all of the business and its assets.
Fiscal Year End
      References in these footnotes to fiscal 2004, 2003 and 2002 represent the twelve months ended January 31, 2005, 2004 and 2003, respectively.
Principles of Consolidation
      The accompanying consolidated financial statements include the accounts of Computer Network Technology Corporation and its subsidiaries (together, the Company). All significant intercompany balances and transactions are eliminated in consolidation.
Revenue Recognition
      Most of the Company’s sales arrangements include multiple deliverables, and are subject to the provisions of Emerging Issues Task Force consensus opinion No. 00-21 Revenue Arrangements with Multiple Deliverables (EITF 00-21). All of the elements included in the Company’s sales arrangements, including proprietary products, third party products, professional services, standard maintenance and network monitoring services qualify as separate deliverables because each element is sufficiently separable, and the Company has sufficient evidence of the relative fair value of each deliverable. Each of the elements in the Company’s sales arrangements has stand-alone value. With respect to product sales, fair value is based on the prices charged to other customers for similar products, or standard market prices in the case of third party products. The fair value for professional consulting services is based on the hours required to perform the services at actual hourly billing rates. These rates are based on rates charged for similar consulting services in stand-alone contracts. Valuation for standard maintenance and network monitoring services is based on the fair value for these services as evidenced by the separately priced contract value for these services when sold on a stand alone basis. In transactions that include multiple products and/or services, the sales value is allocated among each of the deliverables based on their relative fair values.
      Once the Company’s sales arrangement have been divided into separate units of accounting, the relative fair value of each element has been determined, and any revenue contingencies have been fulfilled, the Company recognizes revenue for each element as follows:
      Revenue is recognized upon shipment for product sales with standard configurations and product sales with other than standard configurations, which have demonstrated performance in accordance with customer specifications prior to shipment provided that (a) evidence of an arrangement exists, (b) delivery has occurred, (c) the price to the customer is fixed and determinable, and (d) collectibility is assured. All

COMPUTER NETWORK TECHNOLOGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
other product sales are recognized as revenue when customer acceptance is received or upon passage of the customer acceptance period.
      Warranty costs and sales returns are accrued at the time of shipment based on experience.
      Service fees are recognized as revenue when earned, which is generally on a straight-line basis over the contracted service period or as the services are rendered. Deferred revenue primarily consists of the unearned portion of service agreements billed in advance to customers, including amounts both collected and uncollected.
Valuation of Accounts Receivable
      Accounts receivable are reviewed to determine which are doubtful of collection. Estimates are also made of potential future product returns. In making the determination of the appropriate allowance for doubtful accounts and product returns, the Company considers specific accounts, changes in customer payment terms, historical write-offs and returns, changes in customer demand and relationships, concentrations of credit risk and customer credit worthiness. The provision for doubtful accounts and product returns was $2,830,000, $1,700,000 and $1,388,000 in fiscal 2004, 2003 and 2002, respectively.
Valuation of Inventory
      Inventories are stated at the lower of cost (determined on a first in, first out basis) or market. The Company reviews obsolescence to determine that inventory items deemed obsolete are appropriately reserved. In making the determination, consideration is given to the history of inventory write-offs, future sales of related products, and quantity of inventory at the balance sheet date, assessed against past usage rates and future expected usage rates.
Valuation of Deferred Taxes
      Significant management judgment is required in determining the provision for incomes taxes, deferred tax assets and liabilities and any valuation allowance recorded against net deferred tax assets. The Company is required to estimate income taxes in each jurisdiction where it operates. This process involves estimating actual current tax exposure together with assessing temporary differences resulting from differing treatment of items, such as the depreciable life of fixed assets for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included in the consolidated balance sheet. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and to the extent recovery is believed unlikely, establishes a valuation allowance. The Company has increased tax expense within its statements of operations when a valuation allowance is established or increased in a given period.
      In the fourth quarter of fiscal 2002, the Company recorded a non-cash charge of $23,568,000 to provide a full valuation allowance for its United States deferred tax assets. The Company’s cumulative valuation allowance recorded against its deferred tax assets at January 31, 2005 was $91,821,000. The net deferred tax asset that still exists is attributable to foreign operations. The establishment of the valuation allowance does not impair the Company’s ability to use the deferred tax asset upon achieving profitability. As the Company generates taxable income in future periods, it does not expect to record significant income tax expense in the United States until it is able to determine that it is more likely than not that the Company will be able to utilize the deferred tax assets, and reduce its valuation allowance. The establishment of the valuation allowance does not impair the Company’s ability to use the deferred tax assets upon achieving profitability. The Company’s federal net operating loss carryforwards and research tax credits do not expire for the next 15 to 20 years.

COMPUTER NETWORK TECHNOLOGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Goodwill and Other Intangible Assets
      Goodwill represents the excess of the purchase price over the fair value of net assets. Upon adoption of Statement of Financial Accounting Standard (SFAS) No. 142, Goodwill and Other Intangible Assets, in the first quarter of fiscal 2002, the Company no longer amortized goodwill. Other intangible assets related to the acquisitions of Articulent, BI-Tech and Inrange are amortized on a straight-line basis over periods ranging from one to ten years.
Impairment of Long-lived Assets
      The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This Statement requires that long-lived and intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.
Impairment of Intangible Assets and Goodwill
      The Company reviews intangible assets and goodwill for impairment annually in its third fiscal quarter ending October 31, or more frequently if changes in circumstances or the occurrence of events suggest the remaining value may not be recoverable. An asset is deemed impaired and written down to its fair value if estimated related net undiscounted future cash flows are less than its carrying value in accordance with the provisions of SFAS No. 142. In connection with SFAS No. 142’s transitional goodwill impairment evaluation, the Statement requires the Company to perform an assessment of whether there is an indication that goodwill is impaired as of the date of adoption. Impairment adjustments recognized after adoption, if any, generally are required to be recognized as operating expenses, captioned in general and administrative expenses. The Company incurred impairment charges in fiscal 2004 for developed technology of $11,198,000, trademark of $911,000 and goodwill of $73,317,000, see Note 6-Goodwill and Intangible Assets.
Cash Equivalents
      The Company considers investments in highly liquid debt securities having an initial maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of money market instruments, bank certificates of deposits, U.S. treasury bills, U.S. agency discount notes and corporate debt instruments.
Marketable Securities
      Unrealized gains and losses on available-for-sale securities are excluded from earnings and are reflected as a separate component of shareholders’ equity. Unrealized gains and losses on trading securities are included in earnings.
Property and Equipment
      Property and equipment owned by the Company is carried at cost and depreciated using the straight-line method over three to eight years. Leasehold improvements and capital lease equipment are amortized

COMPUTER NETWORK TECHNOLOGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
using the straight-line method over the shorter of the life of the asset or the terms of the respective leases. Expenditures for repairs and maintenance are charged to expense as incurred.
      The carrying value of long-lived assets is reviewed whenever events or changes in circumstances such as market value, asset utilization, physical change, legal factors or other matters indicate that the carrying value may not be recoverable. When the review indicates that the carrying value of the asset or group of assets representing the lowest level of identifiable cash flows exceeds the sum of the expected future cash flows (undiscounted and without interest charges), an impairment loss is recognized. The amount of the impairment loss is the amount by which the carrying value exceeds the fair value of the impaired asset or group of assets.
Field Support Spares
      Field support spares are carried at cost and depreciated using the straight-line method over three years.
Engineering and Development
      The Company has expensed all engineering and development costs to date.
Foreign Currency
      The financial statements of the Company’s international subsidiaries have been translated into U.S. dollars. Assets and liabilities are translated into U.S. dollars at year-end exchange rates, while equity accounts are translated at historical rates. Income and expenses are translated at the average exchange rates during the year. The resulting translation adjustments are recorded as a separate component of shareholders’ equity.
      The Company is exposed to market risks related to fluctuations in foreign exchange rates because some sales transactions, and the assets and liabilities of its foreign subsidiaries, are denominated in foreign currencies. The Company had no outstanding forward exchange contracts as of January 31, 2005. Gains and losses from transactions denominated in foreign currencies and forward exchange contracts are included in the Company’s net loss. The Company recognized foreign currency transaction gains in fiscal 2004, 2003 and 2002 of $277,000, $599,000 and $63,000, respectively.
Stock Compensation Plans
      The Company accounts for its stock based compensation awards in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and provides the footnote disclosures required by SFAS No. 123 Accounting for Stock Based Compensation.
      The Company has elected to continue to account for its plans in accordance with APB No. 25. Accordingly, no compensation cost associated with the fair value of stock option grants or shares sold to employees under the Employee Stock Purchase Plan has been recognized in the Company’s financial statements. The Company has recognized compensation cost for the fair value associated with the issuance of restricted and deferred stock awards and units. Had compensation cost for the Company’s stock-based compensation plans been recognized consistent with the fair value method of SFAS No. 123, the

COMPUTER NETWORK TECHNOLOGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Company’s net loss and net loss per basic and diluted share would have been reduced to the pro forma amounts indicated below:

	Years Ended January 31,

	2005	2004	2003

Net loss, as reported	$(110,604)	$(24,053)	$(38,405)
Add: Total stock-based employee compensation expenses included in net loss, as reported	1,292	503	722
Deduct: Total stock-based employee compensation expense under fair value based method of all awards, net of tax effects	(7,743)	(13,829)	(13,023)

Pro forma net loss	$(117,055)	$(37,379)	$(50,706)

As reported
Basic	$(3.95)	$(0.89)	$(1.37)
Diluted	$(3.95)	$(0.89)	$(1.37)
Pro forma
Basic	$(4.18)	$(1.38)	$(1.80)
Diluted	$(4.18)	$(1.38)	$(1.80)
      Weighted average fair value of stock-based awards granted at fair market value during:

Fiscal 2005	$5.73
Fiscal 2004	$4.83
Fiscal 2003	$6.25
      In determining the compensation cost of stock option grants and shares sold to employees under the employee stock purchase plan, as specified by SFAS No. 123, the fair value of each award has been estimated on the date of grant using the Black-Scholes option pricing model. The weighted average assumptions used in these calculations are summarized below:

	Years Ended January 31,

	2005	2004	2003

Risk free interest rate	3.90%	2.97%	3.71%
Expected life	5.75	5.73	5.68
Expected volatility	93.16%	94.59%	87.29%
      In December 2004, the FASB issued SFAS No. 123(R) “Share-Based Payment”. SFAS 123(R) requires the recognition of compensation cost relating to share-based payment transactions in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued as of the grant date, based on the estimated number of awards that are expected to vest. SFAS 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces FASB Statement No. 123, “Accounting for Stock-Based compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”. Statement 123(R) is effective for the company beginning August 1, 2005. The company is in the process of evaluating the impact of SFAS 123(R) on the company’s overall results of operations, financial position and cash flows.

COMPUTER NETWORK TECHNOLOGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Reclassifications
      Certain prior year amounts have been reclassified to conform to the current year presentation.
Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.
      Estimates that could significantly affect the results of operations or financial condition of the Company include the determination of the valuation of the deferred tax asset, recoverability of goodwill, valuation of accounts receivable and valuation of inventory. Further discussion on these estimates can be found in related disclosures elsewhere in these notes to the consolidated financial statements.
Net Income (Loss) Per Share
      Basic net income (loss) per share is computed based on the weighted average number of common shares outstanding, while diluted net income per share is computed based on the weighted average number of common shares outstanding plus potential dilutive shares of common stock. Potential dilutive shares of common stock include stock options which have been granted to employees and directors, awards under the employee stock purchase plan and common shares issuable upon conversion of the Company’s outstanding convertible subordinated debt. Net loss per basic and diluted share is based on the weighted average number of common shares outstanding. Potential dilutive shares of common stock have been excluded from the computation of net loss per share due to their anti-dilutive effect.
Comprehensive Income (loss)
      Comprehensive income (loss) consists of the Company’s net income (loss), foreign currency translation adjustment and unrealized gains and losses from available-for-sale securities and is presented in the consolidated statement of shareholders’ equity.

(2)	Acquisitions
Inrange
      On April 6, 2003, the Company entered into an agreement whereby a wholly owned subsidiary of the Company would acquire all of the shares of Inrange Corporation that were owned by SPX Corporation. The shares to be acquired constituted approximately 91% of the issued and outstanding shares of Inrange for a purchase price of approximately $2.31 per share and approximately $173,000,000 in the aggregate. On May 5, 2003 the Company completed the acquisition of Inrange and pursuant to the agreement the subsidiary merged into Inrange, and the remaining capital stock owned by the other Inrange shareholders was converted into the right to receive approximately $2.31 per share in cash, resulting in a total payment of approximately $190,000,000 for both the stock purchase and merger.
      The Company acquired Inrange to significantly broaden its portfolio of storage networking products and solutions, particularly in the area of Fibre Channel and FICON switching, increase its global size and scope, and expand its customer base.

COMPUTER NETWORK TECHNOLOGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The acquisition was accounted for as a purchase and the consolidated financial statements of the Company include the results of Inrange since May 5, 2003. The purchase price was allocated to the fair value of the assets and liabilities acquired as follows:

Purchase Price:
Cash paid	$190,526
Value of stock option grants	10,286
Transaction costs	3,347

Total purchase consideration paid	$204,159

Fair Value of Assets Acquired and Liabilities Assumed:
Cash	$41,088
Accounts receivable	34,542
Inventory	12,461
Property and equipment	22,538
Field support spares	7,757
Developed technology	20,248
Customer list	15,294
Trademarks	1,234
In-process research and development	19,706
Goodwill	86,899
Deferred taxes	75
Other assets	6,677
Accounts payable	(10,788)
Accrued expenses	(32,628)
Deferred revenue	(20,944)

Total purchase consideration paid	$204,159

      The Company incurred impairment charges in fiscal 2004 for developed technology of $11,198,000, trademark of $911,000 and goodwill of $73,317,000, see Note 6-Goodwill and Intangible Assets.
      As part of the Inrange acquisition, the Company assumed the 2000 Inrange stock compensation plan which provides for the issuance of up to 3,782,993 shares of the Company’s common stock. The plan provided for the conversion of pre-existing Inrange stock options into company stock options. The options granted under the 2000 Inrange stock compensation plan were valued at $10,286,000 using the Black-Scholes option-pricing model. The amount was deemed to be part of the Inrange purchase price and was recorded as additional paid-in capital.
      The intangible assets acquired included developed technology, customer list and trademarks valued at $20,248,000, $15,294,000 and $1,234,000, respectively. The developed technology, customer list and trademarks were initially being amortized on a straight-line basis over periods of approximately five years, seven years and five years, respectively. The estimated useful life for the developed technology and trademarks were subsequently revised to three and one years, respectively (see note 6). Goodwill resulting from the acquisition of $86,899,000 is deductible for income tax purposes.
      The Company allocated $19,706,000 of the Inrange purchase price to acquired in-process research and development to reflect the value of new Fibre Channel switching technology that was approximately 50% complete at the time of acquisition. At the date of acquisition, the technological feasibility of the new

COMPUTER NETWORK TECHNOLOGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Fibre Channel switching technology had not been attained and the technology had no alternative future use. The new Fibre Channel switching technology was projected to have significantly greater functionality and port density when compared to other Fibre Channel technology currently available in the marketplace. The allocation to in-process research and development was based on an independent third party appraisal that utilized the excess earnings approach. Significant assumptions used in the third party appraisal include the cost to complete the project, and the projected revenue and expense generated over the estimated life cycle of the new Fibre Channel switching technology. The new Fibre Channel switching technology subsequently evolved into the Company’s new UMD product that was launched in the second half of fiscal 2004.
      The following table presents the unaudited pro forma consolidated results of operations of the Company for the fiscal years ended January 31, 2004 and 2003 as if the acquisition of Inrange took place on February 1, 2003 and 2002, respectively:

	Pro Forma Year Ended
	January 31,

	2004	2003

Total revenue	$394,879	$421,269
Net loss before cumulative effect of change in accounting principle	$(11,815)	$(43,876)
Net loss	$(11,815)	$(53,944)
Net loss per share	$(0.44)	$(1.92)
      The pro forma results include amortization of the customer list, developed technology and trademarks presented above. The unaudited pro forma results do not include the $19,706,000 charge for in-process research and development related to the Inrange acquisition. The unaudited pro forma results are for comparative purposes only and do not necessarily reflect the results that would have been recorded had the acquisition occurred at the beginning of the period presented or the results which might occur in the future.
BI-Tech
      On June 24, 2002, the Company acquired all the outstanding stock of BI-Tech, a leading provider of storage management solutions and services, for $12,000,000 in cash plus the assumption of approximately $3,600,000 of liabilities and the acquisition of approximately $8,700,000 of tangible assets. The Company had allocated $6,544,000, $1,125,000 and $250,000 of the purchase price to goodwill, customer list and non-compete agreements, respectively. The customer list and non-compete agreements are currently being amortized over periods of ten and two years, respectively. The accompanying financial statements include the results of BI-Tech since June 24, 2002.
      The original purchase agreement required payments of additional consideration to the former stockholders and the BI-Tech employees based on achievement of certain earnings for each of the two years beginning July 1, 2002. The portion payable to the former stockholders is recorded as goodwill. The portion payable to BI-Tech employees is recorded as compensation expense. During fiscal year 2003, an additional $4,100,000 was added to goodwill and $312,000 was recorded as compensation expense. Goodwill and compensation expense recorded under this earn out agreement between July 1, 2002 and January 31, 2004 totaled $7,735,000 and $1,056,000, respectively. There was no earn-out in fiscal 2004.

COMPUTER NETWORK TECHNOLOGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(3)	Marketable Securities
      The Company’s investments in marketable securities are summarized as follows:

	January 31,

	2005	2004

Available-for-Sale:
Bank certificates of deposit	$870	$750
U.S. government and agency securities	10,032	—
Corporate debt securities	10,767	—
Corporate equity securities	42	383

	21,711	1,133

Trading:
Mutual funds	17	936

	$21,728	$2,069

      There were no gross unrealized gains with respect to investments in available-for-sale securities at January 31, 2005 and 2004. The amount of gross unrealized losses with respect to investments in available-for-sale securities at January 31, 2005 was $281,000. The amount of gross unrealized losses with respect to investments in available-for-sale securities at January 31, 2004 was not significant. The Company recognized a permanent impairment loss for an available-for-sale security during fiscal 2004 of $181,000. The amount of gross realized gains and losses from sales of available-for-sale securities in fiscal 2004 was not significant.
      The Company had gross realized gains and losses from sales of available-for-sale securities in fiscal 2003 of $1,041,000 and $294,000, respectively. The Company realized no significant gains or losses from sales of available-for-sale securities in fiscal 2002.
      Proceeds from the sale of available-for-sale securities in fiscal 2004, 2003 and 2002 were $6,495,458, $182,457,000, and $34,373,000, respectively. At January 31, 2005, investments in available-for-sale securities with contractual maturities of less than twelve months totaled $17,630,000. The Company’s remaining investments in debt securities classified as available-for-sale at January 31, 2005 had contractual maturities ranging from one year to three years.
      The Company’s trading securities consist of various mutual fund investments. The Company intends to use any gain or loss from these investments to fund the investment gains or losses allocated to participants under the Company’s executive deferred compensation plan. The amount of unrealized holding gains and (losses) with respect to trading securities included in net income loss for fiscal 2004 were not significant. The amount of unrealized holding gains and (losses) with respect to trading securities included in net loss for fiscal 2003 and 2002 were $78,000, and ($132,000), respectively.

COMPUTER NETWORK TECHNOLOGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(4)	Components of Selected Balance Sheet Accounts

	January 31,

	2005	2004

Accounts receivable:
Accounts receivable	$100,009	$106,404
Less allowance for doubtful accounts and sales returns	3,682	4,656

	$96,327	$101,748

Inventories:
Components and subassemblies	$16,538	$14,311
Work in process	1,576	4,015
Finished goods	11,757	11,650

	$29,871	$29,976

Property and equipment:
Land	$1,226	$1,226
Machinery and equipment	79,599	66,516
Office and data processing equipment	37,814	31,271
Furniture and fixtures	5,599	5,284
Leasehold improvements	4,700	4,564

	128,938	108,861
Less accumulated depreciation and amortization	88,882	68,548

	$40,056	$40,313

Field support spares:
Field support spares	$27,684	$21,767
Less accumulated depreciation	17,662	9,816

	$10,022	$11,951

Accrued liabilities:
Compensation	$15,941	$18,199
Income taxes	5,024	4,482
Interest	1,313	1,676
Product warranty	2,029	2,348
Earn-out	—	3,866
Facilities	4,605	5,574
Other	4,802	7,588

	$33,714	$43,733

(5)	Cumulative Effect of Change in Accounting Principle
      In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires use of the purchase method of accounting for all business

COMPUTER NETWORK TECHNOLOGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
combinations initiated after June 30, 2001. SFAS No. 141 also provides new criteria in the determination of intangible assets, including goodwill acquired in a business combination, and expands financial disclosure concerning business combinations consummated after June 30, 2001. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized but instead be tested for impairment at least annually using a two-step impairment test. The application of SFAS No. 141 did not affect previously reported amounts included in goodwill and other intangible assets.
      Effective February 1, 2002, the Company adopted SFAS No. 142, which provides a six-month transitional period from the effective date of adoption for the Company to perform an assessment of whether there is an indication of goodwill impairment. The Company tested its reporting units for impairment by comparing fair value to carrying value. Fair value was determined using a discounted cash flow and cost methodology. The Company engaged a third-party appraisal firm to determine the fair value of a reporting unit within its former Storage Solutions segment. This valuation indicated that the goodwill associated with the acquisition of Articulent in April of 2001 was impaired. The performance of this business had not met management’s original expectations, primarily due to the unexpected global slow down in capital spending for information technology equipment. Accordingly, a non-cash impairment charge of $10,068,000 from the adoption of SFAS No. 142 was recognized as a cumulative effect of change in accounting principle in the first quarter ended April 30, 2002.

(6)	Goodwill and Intangible Assets
      In August 2004, the Company’s market capitalization fell substantially below recorded net book value, indicating that goodwill and other long-lived assets may be impaired, including developed technology, trademarks, and customer lists. As part of management’s evaluation and analysis, the Company engaged an independent third party to appraise these assets. The Company’s evaluation and analysis indicated that impairment charges for developed technology, trademarks and goodwill of $11,198,000, $911,000 and $73,317,000 respectively, should be reflected in results of operations for fiscal year 2004. Developed technology and trademarks intangibles resulted entirely from the Company’s Inrange acquisition, while most of the Company’s goodwill resulted from the Inrange acquisition. See footnote 2 to the consolidated financial statements for a summary of the Inrange purchase price allocation. Developed technology was analyzed using the excess earnings method, and was impaired due to more rapid market acceptance of the Company’s new generation UMD product following its introduction this year. Trademarks were analyzed using the relief from royalty approach and were impaired due to use of the UltraNet name for the new generation UMD product, and the subsequent rapid market acceptance of this product. The more rapid market acceptance of the Company’s new UMD product resulted in lower estimated revenue and excess earnings, primarily for developed technology, compared to the Company’s original estimate when Inrange was acquired. The Company determined that its customer lists intangible was not impaired. The Company’s fair value was based on a combination of the income and market value approaches. The analysis indicated that the Company’s net book value exceeded its implied fair value, resulting in the $73,317,000 charge for goodwill impairment. The goodwill impairment charge resulted from the Company’s later than planned launch of the UMD coupled with slower than planned development of the direct sales channel for these products, and more rapid acceptance of the Company’s wide area extension products by the Inrange customer set. The remaining useful lives for developed technology and trademarks were revised to three and one years, respectively. The impairment charges will not result in future cash expenditures.

COMPUTER NETWORK TECHNOLOGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The change in the net carrying amount of goodwill for the years ended January 31, 2005 and 2004 was as follows:

	Years Ended January 31,

	2005	2004

Beginning of year	$105,203	$14,113
Acquisition of Inrange	(117)	87,016
Additional purchase price consideration for BI-Tech	—	4,100
Goodwill impairment	(73,317)	(204)
Translation adjustment	—	178

End of year	$31,769	$105,203

      The components of other amortizable intangible assets as of January 31, 2005 and 2004 were as follows:

	January 31, 2005		January 31, 2004

	Gross Carrying	Accumulated	Gross Carrying	Accumulated	Weighted Average
	Amount	Amortization	Amount	Amortization	Life (in years)

Customer lists	$16,924	$(4,259)	$16,924	$(1,883)	7.3
Trademarks	4	(2)	1,234	(185)	1.0
Developed technology	3,606	(551)	20,248	(3,165)	3.0
Non-compete agreements	250	(250)	250	(198)	2.0

Total	$20,784	$(5,062)	$38,656	$(5,431)	5.9

Total other intangible assets, net	$15,722		$33,225

      Amortization expense for intangible assets for the year ended January 31, 2005 was $5,394,000. Amortization expense is estimated to be $3,552,000 in fiscal 2005, $3,550,000 in fiscal 2006, $2,999,000 in fiscal 2007, $2,348,000, in fiscal 2008 and fiscal 2009.
      During the fourth quarter of fiscal 2003, the Company recorded a charge of $204,000 for goodwill impairment related to the closing of a small sales subsidiary in Europe. The subsidiary was operated as a stand-alone business, and the impairment charge represents the amount of goodwill resulting from the acquisition of the business in fiscal 2002.

(7)	Discontinued Operations
      In connection with the acquisition of Inrange, the Company acquired a non-complementary business focused on enterprise resource planning (ERP) consulting services. In April 2004, substantially all of the business and its net assets totaling approximately $1,712,000 were sold for cash proceeds of $934,000 and installments payments having a discounted value of approximately $1,228,000. The business was divested to allow the Company to focus on its core storage networking solutions business. Revenue for the ERP business in fiscal 2004 and 2003 totaled $2,198,000 and $6,160,000, respectively. Expense for the ERP business in fiscal 2004 and 2003 totaled $2,886,000 and $7,344,000, respectively. The business has been accounted for as a discontinued operation in the accompanying financial statements, meaning that its revenues and expenses are not included in results from continuing operations, and the net income/(loss) of

COMPUTER NETWORK TECHNOLOGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
the ERP business was included under the discontinued operations caption in the statement of operations.
      Propelis Software, Inc. formerly known as the Enterprise Integration Solutions Division, including IntelliFrame, developed and sold EAI software that automates the integration of computer software applications and business workflow processes. In August 2000, the Company determined to divest Propelis Software, Inc. and focus on its core storage networking business. The business was subsequently sold in fiscal 2001 in a series of transactions. As a result, Propelis Software, Inc. has been accounted for as a discontinued operation in the accompanying financial statements.
      In fiscal 2002, the Company received $207,000 of royalty income, net of tax, related to the discontinued operations of Propelis Software, Inc that were sold in fiscal 2001.
      In fiscal 2003, the Company recognized $715,000 of income from discontinued operations related to the reversal of an accrual for an abandoned facility which was subleased in fiscal 2003. This facility was previously used by Propelis Software which the Company accounted for as a discontinued operation.

(8)	Leases
      The Company leases all office and manufacturing space and certain equipment under noncancelable capital and operating leases. At January 31, 2005 and 2004, leased capital assets included in property and equipment were as follows:

	January 31,

	2005	2004

Property and equipment:
Office and data processing equipment	$5,845	$2,498
Less accumulated amortization	1,839	247

	$4,006	$2,251

COMPUTER NETWORK TECHNOLOGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Future minimum lease payments, excluding executory costs such as real estate taxes, insurance and maintenance expense, by year and in the aggregate are as follows:

	Minimum Lease
	Commitments

	Capital	Operating

Year Ending January 31,2006	$3,295	$10,233
2007	3,122	7,740
2008	1,980	6,368
2009	424	5,428
2010	—	4,735
Thereafter	—	2,809

Total minimum lease payments	8,821	$37,313

Less amounts representing interest at rates ranging from 4.74% to 13.54%	777

Present value of minimum capital lease payments	8,044
Less current installments	3,092

Obligations under capital lease, less current installments	$4,952

      Rent expense under non-cancelable operating leases, exclusive of executory costs, for fiscal 2004, 2003 and 2002 was $10,054,000, $8,405,000, and $6,244,000, respectively.

(9)	Convertible Subordinated Debt Offering
      In February 2002, the Company sold $125,000,000 of 3% convertible subordinated notes due February 15, 2007, raising net proceeds of $121,639,000. The notes are convertible into the Company’s common stock at a price of $19.17 per share. The Company may redeem the notes upon payment of the outstanding principal balance, accrued interest and a make whole payment if the closing price of its common stock exceeds 175% of the conversion price for at least 20 consecutive trading days within a period of 30 consecutive trading days ending on the trading day prior to the date the redemption notice is mailed. The make whole payment represents additional interest payments that would be made if the notes were not redeemed prior to the due date.
      Original debt issuance costs of $3,441,000 are being amortized to interest expense on a straight-line basis, which approximates the effective interest method. At January 31, 2005, the remaining debt issuance costs, net of accumulated amortization, were $1,411,000.
      In January 2004, the Company entered into an interest-rate swap agreement with a notional amount of $75,000,000 that has the economic effect of modifying that dollar portion of the fixed interest obligations associated with $75,000,000 of its 3% convertible subordinated notes due February 2007 such that the interest payable effectively becomes variable based on the three month LIBOR plus 69.5 basis points. The payment dates of the swap are January 31st, April 30th, July 31st and October 31st of each year, commencing April 30, 2004, until maturity on February 15, 2007. At January 31, 2005, LIBOR setting for the swap was 2.13%, creating a combined effective rate of approximately 2.825%. On February 1, 2005, the LIBOR setting was reset to 2.73% creating a combined effective rate of 3.425% which is effective until April 30, 2005. The swap was designated as a fair value hedge, and as such, the gain or loss on the swap, as well as the fully offsetting gain or loss on the notes attributable to the hedged risk, were recognized in earnings. Fair value hedge accounting is provided only if the hedging instrument is expected to be, and actually is, effective at offsetting changes in the value of the hedged item. At January 31, 2005, the fair value of the interest rate swap had decreased from inception to $787,000 and is

COMPUTER NETWORK TECHNOLOGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
included in other long-term liabilities. Corresponding to this decline, the carrying value of the notes has decreased by $787,000. As part of the agreement, the Company is also required to post collateral based on changes in the fair value of the interest rate swap. This collateral, in the form of restricted cash, was $3,225,000 at January 31, 2005, and has been classified as other long-term assets in the accompanying consolidated balance sheets. The Company could incur charges to terminate the swap in the future if interest rates rise, or upon certain events such as a change in control or certain redemptions of convertible subordinated notes.

(10)	Shareholders’ Equity
Common Stock and Convertible Subordinated Debt Repurchase
      In April 2001, the Company’s board of directors authorized the repurchase of up to $50,000,000 of its common stock. Subsequent to April 2001, the Company’s board of directors modified the authorization so that the remaining balance of the initial $50,000,000 authorization can be used for the repurchase of either debt or stock. There is no expiration date for this program. As of January 31, 2004, the Company had purchased 4.1 million shares of its common stock for $33.0 million under this authorization. No common stock was repurchased during fiscal 2004. In August of 2004, the Company repurchased $650,000 in principal amount of its convertible debt. The Company recognized a gain of $141,000 from its repurchase. The gain is included in other income in the consolidated statement of operations.
Rights Plan
      On July 24, 1998 the Company’s board of directors adopted a shareholders rights plan pursuant to which rights were distributed as a dividend at the rate of one preferred share purchase right for each outstanding share of common stock of the Company. The rights will expire on July 23, 2008 unless extended, earlier redeemed or exchanged by the Company.
Stock Options and Stock Awards
      The Company maintains stock option and restricted stock plans (the Plans) which provide for the grant of stock options, restricted stock and stock based awards to officers, other employees, consultants, and independent contractors as determined by the compensation committee of the board of directors. A maximum of 19,812,993 shares of common stock were issuable under the terms of the Plans as of January 31, 2005, of which no more than 7,980,000 shares may be issued as restricted stock or other stock based awards. As of January 31, 2005, there were 4,536,214 shares of common stock available for future grants under these plans.
      Restricted and deferred stock awards and units issued under the Plans are recorded at fair market value on the date of grant and generally vest over a two to four year period. Vesting for some grants may be accelerated if certain performance criteria are achieved. Compensation expense is recognized over the applicable vesting period. Compensation cost for fixed awards with pro-rata vesting is recognized using the straight-line method. During fiscal 2004, 2003 and 2002, the Company issued 891,410, 25,000, and 5,000 restricted shares, respectively, having an aggregate weighted fair market value per share of $5.86, $7.33, and $14.15, respectively. During fiscal 2004, the Company issued restricted and deferred stock units for 201,053 shares with an aggregate weighted fair market value per share of $6.71. Compensation expense recognized for restricted and deferred stock awards and units in fiscal 2004, 2003 and 2002 was $1,292,000, $503,000, and $722,000, respectively.
      All stock options granted under the Plans have an exercise price equal to fair market value on the date of grant, vest and become exercisable over individually defined periods, generally four years, and expire ten years from the date of grant.

COMPUTER NETWORK TECHNOLOGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      A summary of the status of the Company’s outstanding stock options and related changes for fiscal 2004, 2003 and 2002 is presented below:

	Years Ended January 31,

	2005		2004		2003

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
Options	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	10,762	$14.49	7,517	$10.87	5,753	$11.99
Converted Inrange options	—	—	2,235	35.72	—	—
Granted	1,230	7.46	2,279	6.58	2,970	8.52
Exercised	(58)	5.30	(247)	5.89	(231)	5.26
Canceled	(2,163)	14.18	(1,022)	16.55	(975)	11.59

Outstanding at end of year	9,771	$13.61	10,762	$14.49	7,517	$10.87

Exercisable at end of year	6,559	$16.52	6,072	$19.25	3,028	$11.80

      The following table summarizes information about stock options outstanding at January 31, 2005:

	Options Outstanding			Options Exercisable

		Weighted-
		Average
		Remaining	Weighted-		Weighted-
		Contractual	Average		Average
	Number	Life	Exercise	Number	Exercise
Range of Exercise Prices	Outstanding	(in years)	Price	Exercisable	Price

$ 2.88 — $ 4.99	1,294	6.2	$4.53	720	$4.47
$ 5.00 — $ 7.99	2,959	7.1	$6.76	1,297	$6.44
$ 8.00 — $ 9.99	1,729	5.7	$9.04	1,288	$9.02
$10.00 — $11.99	1,097	6.6	$11.09	629	$10.98
$12.00 — $20.99	897	4.7	$15.96	834	$16.04
$21.00 — $37.99	712	4.5	$22.56	708	$22.56
$38.00 — $66.29	1,083	5.3	$45.20	1,083	$45.20

	9,771			6,559

Employee Stock Purchase Plan
      The 1992 Employee Stock Purchase Plan (the Purchase Plan) allows eligible employees an opportunity to purchase an aggregate of 2,800,000 shares of the Company’s common stock at a price per share equal to 85% of the lesser of the fair market value of the Company’s common stock at the beginning or the end of each six-month purchase period. Under the terms of the Purchase Plan, no participant may acquire more than 5,000 shares of the Company’s common stock or more than $7,500 in aggregate fair market value of common stock (as defined) during any six-month purchase period. Common shares sold to employees under the Purchase Plan in fiscal 2004, 2003 and 2002 were 391,344, 283,497, and 346,982, respectively.
      The weighted-average fair value of each purchase right granted in fiscal 2004, 2003 and 2002 was $3.03, $2.72, and $4.41, respectively.

COMPUTER NETWORK TECHNOLOGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(11)	Net Loss Per Share
      The components of net loss per basic and diluted share are as follows:

		Weighted
		Average Shares	Per Share
	Net loss	Outstanding	Amount

Years Ended January 31,
2005:
Basic	$(110,604)	27,981	$(3.95)
Dilutive effect of employee stock purchase awards and options and shares issuable upon the conversion of convertible subordinated debt	—	—	—

Diluted	$(110,604)	27,981	$(3.95)

2004:
Basic	$(24,053)	27,116	$(0.89)
Dilutive effect of employee stock purchase awards and options and shares issuable upon the conversion of convertible subordinated debt	—	—	—

Diluted	$(24,053)	27,116	$(0.89)

2003:
Basic	$(38,405)	28,111	$(1.37)
Dilutive effect of employee stock purchase awards and options and shares issuable upon the conversion of convertible subordinated debt	—	—	—

Diluted	$(38,405)	28,111	$(1.37)

      The total weighted average number of common stock equivalents excluded from the calculation of net loss per share due to their anti-dilutive effect for fiscal 2004, 2003 and 2002 was 735,103, 1,420,456 and 567,761, respectively. The Company also excluded shares of common stock issuable upon conversion of the Company’s convertible subordinated debt from the calculation of net loss per share in fiscal 2004, 2003 and 2002 due to the anti-dilutive effect of the assumed conversion. The shares so excluded were 6,487,993 for fiscal 2004, and 6,521,900 for fiscal 2003 and 2002, respectively.

COMPUTER NETWORK TECHNOLOGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(12)	Income Taxes
      The components of income from continuing operations before income taxes and income tax expense (benefit) for each of the years in the three-year period ended January 31, 2005 consists of the following:

	Years Ended January 31,

	2005	2004	2003

Loss from continuing operations before income taxes:
U.S.	$(110,189)	$(20,555)	$(12,657)
Foreign	2,510	(2,404)	640

Total	$(107,679)	$(22,959)	$(12,017)

Income tax provision:
Current:
U.S.	$165	$—	$—
Foreign	1,385	1,473	533
State	—	—	—

Total current	1,550	1,473	533

Deferred:
U.S.	—	565	15,361
Foreign	687	(1,413)	—
State	—	—	633

Total deferred	687	(848)	15,994

Total income tax expense	$2,237	$625	$16,527

      The reconciliation of the statutory federal tax rate and the effective tax rate for each of the years in the three-year period ended January 31, 2005 is as follows:

	Years Ended January 31,

	2005	2004	2003

Statutory tax rate	(34.0)%	(34.0)%	(34.0)%
Increase (decrease) in taxes resulting from:
State taxes, net of federal tax benefit	(3.6)	(3.2)	(3.5)
Extraterritorial income and foreign sales corporation	—	(0.6)	(0.8)
Meals and entertainment	0.1	0.6	0.6
Valuation allowance	39.3	39.5	177.5
Other	0.3	0.4	(2.3)

Total	2.1%	2.7%	137.5%

COMPUTER NETWORK TECHNOLOGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The tax effects of temporary differences that give rise to significant portions of the Company’s deferred tax assets and (liabilities) as of January 31, 2005 and 2004 were as follows:

	Years Ended
	January 31,

	2005	2004

Deferred tax assets:
Inventory	$12,237	$12,473
Accrued compensation	1,129	1,726
Allowance for doubtful accounts and sales returns	958	1,644
Intangibles	41,726	7,409
Tax credits	7,625	6,545
Net operating loss carryforwards	29,983	14,643
Property and equipment	—	1,617
Other	1,202	240

Total gross deferred tax assets	94,860	46,297
Valuation allowance	(91,821)	(44,591)

Net deferred tax assets	3,039	1,706

Deferred tax liabilities:
Property and equipment	(1,976)	—
Other	(878)	(834)

Total gross deferred tax liabilities	(2,854)	(834)

Net deferred tax assets	$185	$872

      The valuation allowance for deferred tax assets as of January 31, 2005 and 2004 was $91,821,000, and $44,591,000, respectively. The net change in the total valuation allowance for the years ended January 31, 2005 and 2004 was an increase of $47,230,000, and $19,783,000, respectively. The increase in the valuation allowance during fiscal 2003 includes $10,198,000 related to the acquisition of Inrange.
      Significant management judgment is required in determining the valuation allowance recorded against gross deferred tax assets. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent recovery is believed unlikely, establishes a valuation allowance. The Company must increase tax expense within its statements of operations when a valuation allowance is established or increased, without a corresponding increase in gross deferred tax assets in a given period.
      In fiscal 2002, the Company recorded a non-cash charge of $23,568,000 to provide a full valuation allowance for its United States deferred tax assets. The net deferred tax asset that still exists is attributable to foreign operations. The establishment of the valuation allowance does not impair the Company’s ability to use the deferred tax assets upon achieving profitability. As the Company generates taxable income in future periods, it does not expect to record significant income tax expense in the United States until it has utilized its net operating loss and credit carryforwards.
      As of January 31, 2005, the Company has U.S. net operating loss and credit carryforwards available to reduce taxable income in future years of approximately $72,159,000 and $7,625,000 respectively. If not used, the U.S. net operating loss carryforwards will expire between the years 2019 and 2024. The utilization of a portion of the Company’s U.S. net operating loss and credit carryforwards is subject to

COMPUTER NETWORK TECHNOLOGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
annual limitations under Internal Revenue Code Section 382. Subsequent equity changes could further limit the utilization of these federal net operating loss and credit carryforwards. Foreign loss carryforwards of $10,000,000 at January 31, 2005 include loss carryforwards of $5,450,000 in Switzerland, $3,140,000 in the United Kingdom, $1,000,000 in France and $410,000 in Belgium.
      At January 31, 2005, there were approximately $1,300,000 of accumulated undistributed earnings of subsidiaries outside the United States that are considered to be reinvested indefinitely as of such date. Accordingly, no deferred tax liability has been provided on such earnings. If they were remitted to the Company, applicable U.S. federal and state income taxes would be substantially offset by available net operating loss carryforwards.
      The American Jobs Creation Act of 2004 (the “Act”), enacted in October 2004, created a one-time 85% dividends received deduction for qualifying repatriations of foreign earnings. No U.S. net operating loss carryforwards can be utilized against the remaining 15% qualifying dividend amount. Management has not yet begun a formal evaluation of the opportunity created by the Act. It anticipates that a formal evaluation of the repatriation provisions will be completed during the Company’s second quarter ended July 31, 2005. Accordingly, as of January 31, 2005, no decision to remit qualifying earnings to the U.S. had been made.
      The range of potential repatriation amounts is zero to $1,300,000 and the related income tax effect is zero to $70,000.
      In future years, the recognized tax benefits relating to the reversal of the valuation allowance for deferred tax assets as of January 31, 2005 will be recorded as follows:

Total

Income tax benefit from continuing operations	$81,366
Goodwill	10,198
Additional paid in capital	257

Total	$91,821

(13)	401(k) and Deferred Compensation Plans
      The Company has a 401(k) salary savings plan which covers substantially all of its employees. The Company matches 100% of a participant’s annual plan contributions up to an annual maximum per participant of $2,500 which vests over a four-year period from the participant’s date of hire.
      The Company has also established an executive deferred compensation plan for selected key employees which allow participants to defer a substantial portion of their compensation each year. The Company matches 20% of a participant’s annual plan contributions up to an annual maximum per participant of $10,000. Matching contributions vest over a four-year period from the later of July 1, 1997 or the participant’s date of hire. In addition, the Company provides participants with an annual earnings credit based on the investment indexes selected by the participant prior to the start of each plan year.
      The Company’s expense under the 401(k) and deferred compensation plans for fiscal 2004, 2003 and 2002 was 1,921,000, $1,804,000, and $1,674,000, respectively.

(14)	Segment and Enterprise-Wide Information
      The Company operates as a single segment. The Company’s management reviews and makes decisions based on financial information for the consolidated business.

COMPUTER NETWORK TECHNOLOGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Summarized information regarding foreign operations follows:

	Years Ended January 31,

	Revenue			Loss from Operations

	2005	2004	2003	2005	2004	2003

United States	$243,866	$232,784	$153,235	$(81,705)	$(21,059)	$(12,333)
United Kingdom	33,943	38,091	26,412	(16,919)	(1,766)	180
France	8,464	10,392	6,072	(3,903)	43	(48)
Germany	23,293	21,102	1,254	961	764	(190)
Other	56,736	52,348	24,542	(3,280)	727	(495)

Total	$366,302	$354,717	$211,515	$(104,846)	$(21,291)	$(12,886)

Long-lived assets (end of period):
United States	$92,256	$170,872	$30,554
United Kingdom	3,344	17,246	13,709
Other	1,969	2,574	94

Total	$97,569	$190,692	$44,357

      Revenue has been attributed to the country where the end-user customer is located.
      Summarized information regarding enterprise-wide revenue and gross margins from external customers are as follows:

	Years Ended January 31,

	2005	2004	2003

Revenue:
Proprietary products	$166,089	$167,743	$94,561
Third party products	71,321	72,096	50,794
Professional services	42,790	39,471	22,831
Maintenance	86,102	75,407	43,329

Total	$366,302	$354,717	$211,515

Gross margins:
Proprietary products	$72,635	$83,593	$46,111
Third party products	10,598	12,254	10,134
Professional services	11,844	12,566	7,563
Maintenance	40,627	36,662	20,387

Total	$135,704	$145,075	$84,195

      Gross margins represent the lowest available measure of enterprise-wide profitability by product line. Assets are not allocated to product lines.
      One customer accounted for 20%, 22% and 10% of the Company’s revenue in fiscal 2004, 2003 and 2002, respectively. One customer accounted for 14% of the Company’s revenue in fiscal 2004.

COMPUTER NETWORK TECHNOLOGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(15)	Product Warranty
      The Company records a liability for warranty claims at the time of sale. The amount of the liability is based on contract terms and historical warranty loss expenses, which is periodically adjusted for recent actual experience. Warranty terms on the Company’s equipment range from 90 days to 13 months. The following is a roll forward of the Company’s product warranty accrual for each of the years in the three-year period ended January 31, 2005:

	Balance at		Charged to
Years Ended	Beginning	Acquisition	Cost of	Cost of	Balance at
January 31,	of Year	of Inrange	Product	Warranty	End of Year

2005	$2,348	—	3,485	(3,804)	$2,029
2004	$1,521	1,709	2,713	(3,595)	$2,348
2003	$1,935	—	2,429	(2,843)	$1,521

(16)	Integration and Cost Reduction Accruals
      A significant part of the Company’s integration strategy related to the Inrange acquisition, included the termination of duplicative employees across most functional areas, and the closing of duplicative facilities to obtain cost synergies. Integration planning was initiated prior to the closing of the acquisition. Severance costs for terminated Inrange employees were treated as an acquired liability, effectively increasing the purchase price. Severance costs for terminated CNT employees of $1,440,000 were recorded as an expense in the statement of operations. The integration plan resulted in the termination of 165 employees, including employees of both CNT and Inrange. The duplicative facilities that were closed were part of the pre-acquisition Inrange business, and the accrual for future rents was treated as an acquired liability, effectively increasing the purchase price. The integration of product strategies for the new combined entity resulted in a $1,607,000 charge in fiscal 2003 to cost of products sold for the write-down of inventory that CNT had purchased prior to the acquisition. There have been no significant subsequent sales of this inventory.
      During 2004, the Company experienced a continued slow-down in the IT spending environment, competitive pressures and customers’ desire for more flexibility in financing terms, particularly for large investments, such as remote storage networking solutions. The Company also experienced a decline in traditional large-scale ESCON projects, while FICON extension, the new mainframe channel technology, has not grown as fast as anticipated. In fiscal 2004, the Company took actions to adjust its expense levels to reflect the current outlook for its markets, including reductions of approximately 220 employees and consultants, along with reductions in other discretionary expenses. The Company’s results for fiscal 2004 include charges of approximately $4,680,000 for severance, and $225,000 for facility closure costs.
      A summary of severance and facility accrual activity follows:

			Obligation			Obligation
	Accrual	Use	January 31, 2004	Accrual	Use	January 31, 2005

Inrange Integration Related:
Inrange severance	$4,583	$(4,300)	$283	$—	$(283)	$—
CNT severance	$1,440	$(1,206)	$234	$—	$(234)	$—
Duplicative facilities	$7,441	$(1,867)	$5,574	$—	$(2,033)	$3,541
2004 Cost Actions:
Severance	$—	$—	$—	$4,680	$(3,989)	$691
Facility closure	$—	$—	$—	$225	$(130)	$95

COMPUTER NETWORK TECHNOLOGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Inrange integration related obligation for duplicative facilities will be paid in various installments through 2013. The severance and facility closure obligations related to the 2004 cost actions will be paid in full by July 31, 2005.
      The charges for severance and product write-down in fiscal 2003 related to the Inrange integration and in fiscal 2004 for severance and facility closures related to cost reduction actions are reflected in the accompanying consolidated statement of operations for fiscal 2004 and 2003 as follows:

	Fiscal 2004	Fiscal 2003

Cost of product sales	$—	$2,152
Cost of service fees	1,519	199
Sales and marketing	2,217	608
Engineering and development	619	52
General and administrative	550	36

Total	$4,905	$3,047

      In fiscal 2002, the Company recorded a $1,666,000 restructuring charge for severance from a reduction in workforce of 80 employees resulting from the integration of the Company’s former networking and storage solutions segments and professional fees related to canceled acquisition activity. Of this amount, approximately $1,300,000 was paid prior to January 31, 2003, with the balance being paid prior to April 30, 2003.

(17)	Noncash Financing and Investing Activities and Supplemental Cash Flow Information
      Cash payments for interest expense in fiscal 2004, 2003, 2002 were $4,057,000, $3,802,000 and $1,946,000, respectively.
      Cash payments for income taxes, net of refunds received, in fiscal 2004, 2003 and 2002 were $1,366,000, $2,051,000 and $3,535,000, respectively.
      During fiscal 2004 and 2003, the Company entered into capital lease obligations for equipment valued at $2,845,000 and $2,988,000, respectively. Also during fiscal year 2004 and 2003, the Company entered into capital leases to finance product sales totaling $3,104,000 and $3,724,000, respectively. The Company did not enter into any capital leases during fiscal 2002.
      During fiscal 2004, the Company issued 700,000 shares of its common stock valued at $2,968,000 to retire an earn-out obligation related to the BI-Tech acquisition.

(18)	Disclosures about Fair Value of Financial Instruments
      The carrying amount for cash and cash equivalents, accounts receivable and capital lease obligations approximates fair value because of the short maturity of those instruments. Marketable securities are recorded at market value at January 31, 2005.
      At January 31, 2005, the Company’s 3% convertible subordinated notes due February 15, 2007 in the amount of $124,350,000 had a fair value of $107,414,000, based on a reported trading price of $86.38 per $100 in face amount of principal indebtedness.

(19)	Related Party Transactions
      The Company’s CEO, Thomas G. Hudson has a son-in-law who is employed by the Company as an Account Executive. In fiscal 2004, he was paid $525,710 in compensation, commissions and bonuses.

COMPUTER NETWORK TECHNOLOGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(20)	Legal Proceedings
      Inrange Technologies Corporation, which is now a wholly owned subsidiary of the Company, has been named as a defendant in the case SBC Technology Resources, Inc. v. Inrange Technologies Corp., Eclipsys Corp. and Resource Bancshares Mortgage Group, Inc., No. 303-CV-418-N, pending in the United States District Court for the Northern District of Texas, Dallas Division (“the Litigation”). The Litigation was commenced on February 27, 2003. The Complaint claims that Inrange is infringing U.S. Patent No. 5,530,845 (“845 patent”) by manufacturing and selling storage area networking equipment, in particular the FC/9000, that is used in storage networks. The Complaint asks for judgment that the ‘845 patent is infringed by the defendants in the case, an accounting for actual damages, attorney’s fees, costs of suit and other relief. Inrange has answered the Complaint, denying SBC’s allegations. The case is in the discovery phase, and a claim construction of the asserted patent is pending. However, on or about February 1, 2005, SBC requested leave of court (i) to amend its Complaint to assert that the UltraNet Multi-service Director (“UMD”) infringes the ‘845 patent, and (ii) for a continuance of the trial to permit discovery and related proceedings concerning the UMD. The court has denied this motion. Management is evaluating the litigation. At this point, it is too early to form a definitive opinion concerning the ultimate outcome of this matter. Eclipsys Corp. (“Eclipsys”) settled with SBC for an undisclosed sum. Eclipsys has demanded that Inrange indemnify and defend Eclipsys pursuant to documentation under which it acquired certain allegedly infringing products from Inrange. Hitachi Data Systems Corporation (a non-party to the Litigation) has also informed Inrange that it received a demand from Eclipsys that Hitachi indemnify and defend Eclipsys in connection with the Litigation. Hitachi has put Inrange on notice that it will tender to Inrange any claim by Eclipsys for indemnification and defense of any aspect the Litigation. Inrange is evaluating the indemnification demands asserted by Eclipsys and Hitachi.
Shareholder Litigation
      Following the announcement of the proposed merger with McDATA, an action was commenced purporting to challenge the merger. The case, styled Jack Gaither v. Thomas G. Hudson et al. (File No. MC 05-003129) was filed in the District Court of Hennepin County, State of Minnesota. The complaint asserts claims on behalf of a purported class of CNT stockholders, and it names CNT and certain of its directors on claims of breach of fiduciary duty in connection with the merger on the grounds that the defendants allegedly failed to take appropriate steps to maximize the value of a merger transaction for CNT stockholders. Additionally, the plaintiff claims that the defendants have made insufficient disclosures in connection with the merger. The lawsuit is in its preliminary stages. At this point, it is too early to form a definitive opinion concerning the ultimate outcome of this matter. CNT and the directors intend to defend themselves vigorously in respect of the claims asserted.
IPO Litigation
      A shareholder class action was filed against Inrange and certain of its officers on November 30, 2001, in the United States District Court for the Southern District of New York, seeking recovery of damages caused by Inrange’s alleged violation of securities laws, including section 11 of the Securities Act of 1933 and section 10(b) of the Exchange Act of 1934. The complaint, which was also filed against the various underwriters that participated in Inrange’s initial public offering (IPO), is identical to hundreds of shareholder class actions pending in this court in connection with other recent IPOs and is generally referred to as In re Initial Public Offering Securities Litigation. The complaint alleges, in essence, (a) that the underwriters combined and conspired to increase their respective compensation in connection with the IPO by (i) receiving excessive, undisclosed commissions in exchange for lucrative allocations of IPO shares, and (ii) trading in Inrange’s stock after creating artificially high prices for the stock post-IPO through “tie-in” or “laddering” arrangements (whereby recipients of allocations of IPO shares agreed to

COMPUTER NETWORK TECHNOLOGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
purchase shares in the aftermarket for more than the public offering price for Inrange shares) and dissemination of misleading market analysis on Inrange’s prospects; and (b) that Inrange violated federal securities laws by not disclosing these underwriting arrangements in its prospectus. The defense has been tendered to the carriers of Inrange’s director and officer liability insurance, and a request for indemnification has been made to the various underwriters in the IPO. At this point the insurers have issued a reservation of rights letter and the underwriters have refused indemnification. The court has granted Inrange’s motion to dismiss claims under section 10(b) of the Securities Exchange Act of 1934 because of the absence of a pleading of intent to defraud. The court granted plaintiffs leave to replead these claims, but no further amended complaint has been filed. The court denied Inrange’s motion to dismiss claims under section 11 of the Securities Act of 1933. The court has also dismissed Inrange’s individual officers without prejudice, after they entered into a tolling agreement with the plaintiffs. On July 25, 2003, the Company’s board of directors conditionally approved a proposed partial settlement with the plaintiffs in this matter. The settlement would provide, among other things, a release of Inrange and of the individual defendants for the conduct alleged in the action to be wrongful in the complaint. Inrange would agree to undertake other responsibilities under the partial settlement, including agreeing to assign away, not assert, or release certain potential claims Inrange may have against its underwriters. Any direct financial impact of the proposed settlement is expected to be borne by Inrange’s insurers. In June 2004, an agreement of settlement was submitted to the court for preliminary approval. The underwriters objected to the proposed settlement and the plaintiffs and issuer defendants separately filed replies to the underwriter defendants’ objections. The court granted the preliminary approval motion on February 15, 2005, subject to certain modifications. If the parties are able to agree upon the required modifications, and such modifications are acceptable to the court, notice will be given to all class members of the settlement, a “fairness” hearing will be held and if the court determines that the settlement is fair to the class members, the settlement will be approved. There can be no assurance that this proposed settlement would be approved and implemented in its current form, or at all.

(21)	Proposed Merger with McData
      On January 17, 2005, Computer Network Technology Corporation, entered into a definitive agreement to be merged with a wholly-owned subsidiary of McDATA Corporation (“McDATA”). The Company believes the proposed merger will create a combined company that will establish a leading position in enterprise storage networking, encompassing world-class products, services and software. Under the terms of the agreement, the Company will be merged into a wholly-owned subsidiary of McDATA, and the Company will survive the merger as a wholly owned subsidiary of McDATA. Each issued and outstanding share of common stock of the Company will be converted into the right to receive 1.3 shares of McDATA Class A common stock, together with cash in lieu of fractional shares. Consummation of the merger is subject to satisfaction of significant conditions, and there can be no assurance the merger will be consummated. The joint proxy statement/ prospectus is filed as part of a registration statement on Form S-4 (Registration No. 333-122758) filed with the SEC and available at the SEC’s internet site www.sec.gov. In several circumstances involving a change in the Company’s board’s recommendation in favor of the merger agreement, breaches of certain provisions of the merger agreement or a third party acquisition proposal, the Company may become obligated to pay McDATA up to $11 million in termination fees. In other circumstances, the Company must reimburse McDATA for expenses incurred in connection with the merger. On February 14, 2005, early termination of the waiting period under Hart-Scott-Rodino Antitrust Improvement Act was granted for the proposed merger transaction.
(22)     Restatement of Fiscal 2004 Quarterly Earnings — (unaudited)
      On March 7, 2005, the Company’s management, after consultation with the Audit Committee of the Company’s Board of Directors, determined that the Company’s consolidated financial statements for the

COMPUTER NETWORK TECHNOLOGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
first fiscal quarter ended April 30, 2004, second fiscal quarter ended July 31, 2004 and third fiscal quarter ended October 31, 2004 should no longer be relied upon, including the consolidated financial statements and other financial information in the Form 10-Qs filed for those quarters. The determination was made as a result of errors discovered when reconciling offsite finished goods inventory between the general ledger and the Company’s materials requirement planning, or MRP, system. The Company believes the errors began to occur in February 2004 when the Company transitioned manufacturing of certain products from its Plymouth, Minnesota headquarters to its facility in Lumberton, New Jersey. As a result of the transition, there were procedural changes for the tracking and recording of certain offsite finished goods inventory that resulted in inventory items for certain transactions being double counted. The effect of the errors was to overstate inventory and understate cost of goods sold and operating expenses in the first, second and third quarters of fiscal 2004 by $499,000, $408,000 and $538,000, respectively.
      Statements of operations previously reported in the first, second and third quarters of fiscal 2004 in Form 10-Q are restated as follows:

	Year Ended January 31, 2005

	First	First	Second	Second	Third	Third
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

	($ in thousands, except per share data)

2004	(Reported)	(Restated)	(Reported)	(Restated)	(Reported)	(Restated)

Revenue	$96,237	$96,237	$77,164	$77,164	$88,952	$88,952
Gross profit	37,300	36,749	31,956	31,496	25,587	24,997
Loss from operations	(3,085)	(3,584)	(10,108)	(10,516)	(89,655)	(90,193)
Income (loss) from discontinued operations, net of tax	(343)	(343)	(370)	(370)	25	25
Net loss	(4,526)	(5,025)	(12,139)	(12,547)	(90,326)	(90,864)
Net loss per share:
Basic and Diluted	(0.16)	(0.18)	(0.44)	(0.45)	(3.19)	(3.21)
(23)     Quarterly Financial Data (unaudited)

	Year Ended January 31, 2005

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

	($ in thousands, except per share data)

2004(1)	(Restated)	(Restated)	(Restated)

Revenue	$96,237	$77,164	$88,952	$103,949
Gross profit	36,749	31,496	24,997	42,462
Loss from operations	(3,584)	(10,516)	(90,193)	(553)
Income (loss) from discontinued operations, net of tax	(343)	(370)	25	—
Net loss	(5,025)	(12,547)	(90,864)	(2,168)
Net loss per share:
Basic and Diluted	(0.18)	(0.45)	(3.21)	(0.08)

COMPUTER NETWORK TECHNOLOGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended January 31, 2004

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

2003	($ in thousands, except per share data)

Revenue	$52,330	$94,879	$97,333	$110,175
Gross profit	20,610	37,250	41,897	45,318
Income (loss) from operations	(2,072)	(24,378)	1,372	3,787
Income (loss) from discontinued operations, net of tax	—	(437)	(388)	356
Net income (loss)	(2,082)	(25,822)	237	3,614
Net income (loss) per share:
Basic	(0.08)	(0.96)	0.01	0.13
Diluted	(0.08)	(0.96)	0.01	0.12

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders
Computer Network Technology Corporation:
      We have audited the accompanying consolidated balance sheets of Computer Network Technology Corporation and subsidiaries as of January 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended January 31, 2005. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule for each of the years in the three-year period ended January 31, 2005, listed in Item 15 (a) (2) of this Form 10-K. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Computer Network Technology Corporation and subsidiaries as of January 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended January 31, 2005, in conformity with U.S. generally accepted accounting principles. In addition, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
      We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Computer Network Technology Corporation’s internal control over financial reporting as of January 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated April 11, 2005 expressed an unqualified opinion on management’s assessment of, and an adverse opinion on the effective operation of, internal control over financial reporting.

/s/ KPMG LLP
Minneapolis, Minnesota
April 11, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders
Computer Network Technology Corporation:
      We have audited management’s assessment, included in the accompanying “Management’s Report on Internal Control over Financial Reporting as of January 31, 2005” (Item 9A.a), that Computer Network Technology Corporation did not maintain effective internal control over financial reporting as of January 31, 2005, because of the effects of inadequate procedures to reconcile the Company’s offsite finished goods inventory to the general ledger and inadequate information technology access controls, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Computer Network Technology Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
      A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
      Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
      A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weaknesses have been identified and included in management’s assessment as of January 31, 2005:

•	Procedures reconciling the Company’s offsite finished goods inventory to the general ledger were not adequate to ensure that the general ledger amounts represented actual offsite finished goods inventory. Specifically, the Company’s personnel were not adequately trained in the Company’s policies and procedures for physical tracking and recording changes to offsite finished goods inventory. This deficiency in internal control resulted in material misstatements of finished goods inventory and cost of products sold and operating expenses as of January 31, 2005. As a result, the Company recorded an adjustment to the accompanying consolidated financial statements. In addition, the Company restated its interim financial information as of and for the fiscal quarters ended April 30, July 31 and October 31, 2004 to correct material misstatements in those periods resulting from this material weakness in internal control over financial reporting.

•	The Company’s information technology access controls were not designed to prevent Company personnel from accessing inventory accounting information and initiating erroneous accounting entries affecting amounts recorded as finished goods inventory. Specifically, this deficiency contributed to the aforementioned material misstatements in the Company’s interim and annual financial information.

      We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Computer Network Technology Corporation and subsidiaries as of January 31, 2005 and 2004 and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended January 31, 2005, and the related financial statement schedule. The aforementioned material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the January 31, 2005 consolidated financial statements, and this report does not affect our report dated April 11, 2005 which expressed an unqualified opinion on those consolidated financial statements and the related financial statement schedule.
      In our opinion, management’s assessment that Computer Network Technology Corporation did not maintain effective internal control over financial reporting as of January 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, because of the effect of the material weaknesses described above on the achievement of the objectives of the control criteria, Computer Network Technology Corporation has not maintained effective internal control over financial reporting as of January 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ KPMG LLP
Minneapolis, Minnesota
April 11, 2005